EXECUTION COPY




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                          STOCK PURCHASE AGREEMENT


                                   AMONG


                          GRAPHIC HOLDINGS, INC.,


                          BESSEMER HOLDINGS, L.P.,


                       THE STOCKHOLDERS NAMED HEREIN,


                                    AND


                            TYCO GROUP S.A.R.L.




                       Dated as of September 21, 1998




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                             TABLE OF CONTENTS
                                                                     Page

1.  Purchase and Sale of the Shares.....................................1

2.  Closing; Buyer's Obligations; Sellers' Representative...............2
       (a)  Closing; Buyer's Obligations................................2
       (b)  Sellers' Representative; Attorney-in-Fact...................4

3.  Conditions to Closing...............................................5
       (a)  Buyer's Obligation..........................................5
       (b)  Sellers' Obligation.........................................7
       (c)  Frustration of Closing Conditions...........................8

4.  Representations and Warranties of the Company.......................8
       (a)  Authority...................................................8
       (b)  No Conflicts; Consents......................................9
       (c)  Organization and Standing; Books and Records...............10
       (d)  Capital Stock of the Company and the
              Subsidiaries.............................................10
       (e)  Equity Interests...........................................12
       (f)  Financial Statements.......................................12
       (g)  Taxes......................................................12
       (h)  Assets Other than Real Property Interests..................15
       (i)  Title to Real Property.....................................15
       (j)  Intellectual Property......................................16
       (k)  Contracts..................................................18
       (l)  Litigation.................................................20
       (m)  Insurance..................................................20
       (n)  Benefit Plans..............................................21
       (o)  Absence of Changes or Events...............................23
       (p)  Compliance with Applicable Laws............................23
       (q)  Employee and Labor Matters.................................25
       (r)  Certain Business Relationships with the
              Company..................................................25
       (s)  No Undisclosed Liabilities.................................25
       (t)  Prepayment Penalty.........................................26

5.  Representations and Warranties of Sellers..........................26
       (a)  Execution..................................................26
       (b)  No Conflicts...............................................26
       (c)  The Shares.................................................27
       (d)  Foreign Persons............................................27

6.  Covenants of the Company...........................................27
       (a)  Access.....................................................27
       (b)  Ordinary Conduct...........................................28
       (c)  Redemption of Preferred Stock..............................31
       (d)  Options....................................................31
       (e)  Resignations of Directors..................................32

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       (f)  Bring-Along Rights.........................................32

7.  Representations and Warranties of Buyer............................33
       (a)  Authority..................................................33
       (b)  No Conflicts; Consents.....................................33
       (c)  Securities Act.............................................34
       (d)  Actions and Proceedings, etc...............................34
       (e)  Availability of Funds......................................34

8.  Covenants of Buyer.................................................34
       (a)  Confidentiality............................................34
       (b)  No Additional Representations..............................35
       (c)  Nonobstruction.............................................35
       (d)  Supplemental Disclosure....................................36
       (e)  Payment of Certain Taxes...................................36
       (f)  Redemption of Preferred Stock..............................36
       (g)  Option Payments............................................36
       (h)  Certain Company Indebtedness...............................37

9.  Mutual Covenants...................................................38
       (a)  Consents...................................................38
       (b)  Post-Closing Access........................................38
       (c)  Publicity..................................................39
       (d)  Reasonable Best Efforts....................................39
       (e)  Antitrust Notification.....................................39

10.  Further Assurances................................................39

11.  Assignment........................................................40

12.  No Third-Party Beneficiaries......................................40

13.  Termination.......................................................40

14.  Survival of Representations, Warranties
       and Covenants...................................................41

15.  Expenses..........................................................41

16.  Amendments........................................................42

17.  Notices...........................................................42

18.  Interpretation; Exhibits and Schedules; Certain Definitions.......44
       (a)  Interpretation; Exhibits and Schedules.....................44
       (b)  Certain Definitions........................................44

19.  Counterparts......................................................49

20.  Entire Agreement..................................................50


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21.  Brokers...........................................................50

22.  Severability......................................................50

23.  Consent to Jurisdiction...........................................50

24.  Indemnification...................................................51
       (b)  Exclusive Remedy...........................................51
       (c)  Procedures Relating to Indemnification.....................51
       (d)  Other Claims...............................................53

25.  WAIVER OF JURY TRIAL..............................................54

26. GOVERNING LAW......................................................54


Exhibit A   Form of Cravath, Swaine & Moore Opinion

                          STOCK PURCHASE AGREEMENT


                    STOCK PURCHASE AGREEMENT dated as of September 21,
               1998, among Graphic Holdings, Inc., a Delaware corporation (the "Company"), Bessemer Holdings, L.P., a Delaware limited partnership ("Bessemer"), the other stockholders of the Company whose names appear on the signature pages of this Agreement (Bessemer and such other stockholders referred to herein collectively as "Principal Sellers" and individually as a "Principal Seller"), and Tyco Group S.a.r.l., a Luxembourg company ("Buyer").


          Buyer desires to purchase from Principal Sellers, and Principal Sellers desire to sell to Buyer, all the issued and outstanding shares of Common Stock, $.01 par value (the "Common Stock"), and Nonvoting Common Stock, $.01 par value (the "Nonvoting Common Stock"), of the Company owned by Principal Sellers on the terms and conditions set forth herein. Pursuant to a Stockholders Agreement dated as of September 28, 1995 (the "Stockholders Agreement"), among the Company, the Principal Sellers and certain other persons named therein (the "Other Sellers", and together with the Principal Sellers, the "Sellers"), the Company will exercise its right to cause each such Other Seller to sell its shares of Common Stock to Buyer on the terms and subject to the conditions set forth in this Agreement (the shares of Common Stock and Nonvoting Common Stock held by the Principal Sellers and the shares of Common Stock held by the Other Sellers being hereafter referred to collectively as the "Shares"). Upon consummation of the transactions contemplated hereby, Buyer shall own 100% of the capital stock and rights to acquire the capital stock of the Company. The payment and performance of the obligations of Buyer hereunder are guaranteed by Tyco International Ltd., a Bermuda company ("Tyco"), pursuant to a Guaranty dated as of the date hereof (the "Guaranty").

          Accordingly, the Company, Sellers and Buyer hereby agree as follows:

          1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, each Principal Seller severally shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from such Principal Seller the Shares owned by such Principal Seller at the Per Share Purchase Price (as defined below). The "Per Share Purchase Price" shall be equal to the Purchase Price (as defined below) divided by the number of Shares outstanding as of the Closing Date. The "Purchase Price" shall be equal to:

          (a) $460,000,000, less

          (b) the sum of:

          (i) Net Long Term Debt (as defined in Section 18(b)(viii));

          (ii) the Preferred Share Redemption Amount (as defined in Section 2(a)(ii)(E)) payable to all holders of the issued and outstanding shares of the Company's 15% Cumulative Redeemable Preferred Stock (the "Preferred Shares"); and

          (iii) the aggregate Option Amounts (as defined in Section 2(a)(ii)(C)) payable to all holders of Options (as defined in Section 18(b)(ix)) in connection with the cancelation of all such Options as of the Closing Date as provided in Section 6(d)); and

          (iv) the amount of Supplemental Payments to be paid at Closing;
     plus

          (c) $4,000,000, the amount agreed to by the parties as representing the estimated tax benefit relating to payment of the Option Amounts and the Supplemental Payments.

          2. Closing; Buyer's Obligations; Sellers' Representative. (a) Closing; Buyer's Obligations. (i) The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, at 10:00 a.m. on October 20, 1998, or, if the conditions to the Closing set forth below in Section 3 shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is referred to herein as the "Closing Date".

          (ii) At the Closing,

          (A) Buyer shall deliver to Bessemer, on behalf of the Sellers, by wire transfer to the bank account specified in writing by Bessemer, on behalf of the

     Sellers, immediately available funds in an amount equal to the Purchase Price,

          (B) each Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares to be sold hereunder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed,

          (C) Buyer shall deliver to the Company on behalf of the holders of Options, by wire transfer to the bank account specified in writing by the Company, on behalf of the holders of Options, immediately available funds in an amount equal to the sum of the Common Stock Option Amount, the Common Stock Rollover Option Amount, the Preferred Share Option Amount and the Preferred Share Rollover Option Amount (the foregoing shall be collectively referred to herein as the "Option Amounts"),

          (D) the Company shall deliver to Bessemer, on behalf of the holders of Options, the Option Amounts, net of applicable withholding taxes,

          (E) Buyer shall deliver to the Company on behalf of the holders of Preferred Shares, by wire transfer to the bank account specified in writing by the Company, on behalf of the holders of Preferred Shares, the amount, in immediately available funds, necessary to effect the redemption of the Preferred Shares contemplated by Section 6(c) including, without limitation, funds necessary to pay, in cash, the liquidation preference thereof and all accrued and unpaid dividends thereon to the Closing Date (the "Preferred Share Redemption Amount"),

          (F) the Company shall effect the redemption of the Preferred Shares by paying to Bessemer, on behalf of the holders of the Preferred Shares, the Preferred Share Redemption Amount, and

          (G) the Company shall make the Supplemental Payments to be paid at Closing.

          (b) Sellers' Representative; Attorney-in-Fact. (i) Each Seller (other than Bessemer) hereby appoints Bessemer as the sole representative of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of: (A) acceptance of the Purchase Price, the Option Amounts and the Preferred Share Redemption Amount (in each case net of applicable withholding taxes) and delivery of wire instructions to Buyer in connection therewith, as provided in Section 2(a); (B) determining the Option Amounts and the Preferred Share Redemption Amount; (C) determining whether the conditions to Closing in Section 3(b) have been satisfied and supervising the Closing, including waiving any such condition if Bessemer, in its sole discretion, determines that such waiver is appropriate; (D) taking any action that may be necessary or desirable, as determined by Bessemer in its sole discretion, in connection with the termination of this Agreement in accordance with Section 13; (E) taking any and all actions that may be necessary or desirable, as determined by Bessemer in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 16; (F) accepting notices on behalf of such Seller in accordance with Section 17; (G) taking any and all actions that may be necessary or desirable, as determined by Bessemer in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in accordance with Section 15; (H) delivering or causing to be delivered to Buyer at the Closing certificates representing the Shares to be sold by such Seller hereunder; (I) executing and delivering, in Bessemer's capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by Bessemer, on behalf of such Seller, in connection with this Agreement and the transactions contemplated hereby; and (J) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Bessemer on behalf of Sellers. As the representative of Sellers, Bessemer shall act as the agent for all such persons, shall have authority to bind each such person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon 30 days' prior written notice to Buyer.

          (ii) Each Seller (other than Bessemer) hereby appoints Bessemer as such Seller's true and lawful attorney-in-fact and agent ("Attorney-in- Fact"), with full power of substitution and resubstitution, in such Seller's name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller's Shares and cancelation of such Seller's Options, if any, as fully to all intents and purposes as such Seller might or could do in person.

          (iii) Bessemer shall have no liability to Buyer for any default under this Agreement by any Seller (other than Bessemer).

          3. Conditions to Closing. (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (i) The respective representations and warranties of the Company and of Sellers made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company and each Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing. The Company shall have delivered to Buyer a certificate dated the Closing Date and signed on behalf of the Company by an authorized officer of the Company confirming the foregoing to the extent applicable to the Company's representations, warranties and covenants. Each Principal Seller shall have delivered to Buyer a certificate dated the Closing Date signed by or on behalf of such Principal Seller confirming the foregoing to the extent applicable to such Principal Seller's representations, warranties and covenants.

         (ii) No statute, rule, regulation or executive order ("Law") or judgment, decree, temporary restraining order, preliminary or permanent injunction or other order ("Order") enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

          (iii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

          (iv) The Company shall have called for redemption all the issued and outstanding Preferred Shares, as provided in Section 6(c).

          (v) The Company shall have canceled, effective as of a time immediately prior to the Closing and subject to the making of the payments described in Section 6(d), all outstanding Options that have not been exercised as of a time immediately prior to the Closing, as provided in Section 6(d).

          (vi) Each of the Sellers (other than any Seller that is a "foreign person" within the meaning of Section 1445 of the Code) shall have delivered a duly executed and acknowledged certificate, in form and substance acceptable to Buyer and in compliance with the Code and Treasury regulations thereunder, certifying such facts as to establish that the sale of the Shares and any other transaction contemplated hereby each are exempt from withholding under Section 1445 of the Code. Buyer may withhold from the Purchase Price any amount that is required to be withheld under Section 1445 of the Code.

          (vii) The Company shall have delivered to Buyer a certificate in form and substance acceptable to Buyer and in compliance with Treas. Regs. ss. 1.897-2(h) certifying that no interest in the Company is a "United States real property interest" within the meaning of Section 897(c)(1) of the Code.

          (viii) Buyer shall have received the opinion of Cravath, Swaine and Moore, counsel to the Company, dated the Closing Date and substantially in the form of Exhibit A hereto.

          (ix) Each of the Other Sellers shall have entered into an agreement pursuant to which such Other Seller shall (A) make the representations set forth in Section 5 to Buyer and (B) agree to indemnify the Buyer with respect to any breach of the representation and warranty set forth in Section 5(c) by such Seller on the terms and conditions set forth in Section 24.

          (x) The holders of more than 75% of the outstanding Common Stock and Preferred Shares shall have (A) ratified and approved all stock option grants made to employees of GCC and all employment, consulting and severance agreements between GCC and its employees, in each case which are outstanding or in effect immediately prior to the Closing and (B) approved the Supplemental Payments and Buyer shall have received reasonably satisfactory evidence of such ratification and approval.

          (b) Sellers' Obligation. The obligation of Sellers to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

          (i) The representations and warranties of Buyer made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

          (ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental

     Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

          (iii) The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

          (iv) Buyer shall have, as of the Closing, provided to the Company the funds described in Section 8(f).

          (v) Buyer shall have, as of the Closing, provided the Company the funds described in Section 8(g).

          (vi) Buyer shall have, as of the Closing, either (x) provided the Company with funds necessary for the Company to repay, and caused the Company to repay, in full each of the Credit Facility (as defined in Section 18(b)(iii) and the GC Spain Credit Facility (as defined in
     Section 18(b)(vii) upon the consummation of the transactions contemplated by this Agreement or (y) obtained a waiver of any breaches of the provisions of the Credit Facility, the GC Spain Credit Facility or both, as the case may be, that occur or, with the passage of time or notice or both, will occur as a result of the consummation of the transactions contemplated by this Agreement and a waiver of the applicability of any change of control provisions of the Credit Facility, the GC Spain Credit Facility or both.

               (vii) The Guaranty shall not have been amended, rescinded or terminated and shall be in full force and effect.

          (c) Frustration of Closing Conditions. None of Buyer or any Seller may rely on the failure of any condition set forth in Section 3(a) or 3(b), respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, as required by Section 9(d).

          4. Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer as follows:

          (a) Authority. The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) No Conflicts; Consents. (i) Except as set forth in Schedule 4(b) of the Disclosure Schedule dated as of the date hereof, relating to this Agreement (the "Disclosure Schedule"), the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Company will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon ("Lien") any of the properties or assets of the Company or any Subsidiary under any provision of (A) the Articles of Incorporation or By-laws of the Company or the comparable governing instruments of any Subsidiary, (B) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound or (C) any Law or Order applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby (a "Company Material Adverse Effect").

          (ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than (A) compliance with and filings under the HSR Act, if applicable, (B) compliance with and filings and notifications under applicable environmental laws, (C) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby and (D) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (c) Organization and Standing; Books and Records. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and the Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.

          The Company has, prior to the execution of this Agreement, made available to Buyer true and complete copies of (i) the Articles of Incorporation and By-laws, each as amended to date, of the Company and (ii) the comparable governing instruments, each as amended to date, of each Subsidiary. Each Subsidiary (as defined in Section 18(b)(xiii)), and the jurisdiction of its incorporation, is listed in Schedule 4(c) of the Disclosure Schedule.

          (d) Capital Stock of the Company and the Subsidiaries. The authorized capital stock of the Company consists of (i) 6,000,000 shares of 15% Cumulative Redeemable Preferred Stock, $.01 par value, of which, as of the date hereof, (A) 937,047.955 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and have accrued paid in kind dividends of 2,316.876 shares as of the date hereof, (B) 138,856.316 shares are issuable pursuant to the Preferred Share Options (as defined in Section 18(b)(xi)) and (C) 12,137.116 shares are issuable pursuant to the Preferred Share Rollover Options (as defined in Section 18(b)(xii); (ii) 4,000,000 shares of Common Stock, $.01 par value, of which, as of the date hereof, (A) 1,916,769 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, (B) 300,511 shares are issuable pursuant to the Common Stock Options (as defined in Section 18(b)(i)) and (C) 25,952 shares are issuable pursuant to the Common Stock Rollover Options (as defined in Section 18(b)(ii)); and (iii) 1,000,000 shares of Nonvoting Common Stock, $.01 par value, of which, as of the date hereof, 119,789 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth above, there are no shares of capital stock or other equity securities of the Company outstanding. Schedule 4(d) of the Disclosure Schedule sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of its outstanding capital stock. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in
Schedule 4(d) of the Disclosure Schedule, there are no shares of capital stock or other equity securities of any Subsidiary outstanding. Except as set forth in Schedule 4(d) of the Disclosure Schedule, neither the Shares nor any shares of capital stock of any Subsidiary have been issued in violation of, and none of the Shares or such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Articles of Incorporation or By-laws of the Company or the comparable governing instruments of any Subsidiary, any contract, agreement or instrument to which the Company or any Subsidiary is subject, bound or a party or otherwise. Except for the Options and except as otherwise set forth in Schedule 4(d) of the Disclosure Schedule, there are not any outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any of the Company or any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or any Subsidiary. Except as set forth in Schedule 4(d) of the Disclosure Schedule, there are not any equity securities of the Company reserved for issuance for any purpose. Except as set forth in Schedule 4(d) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company or any Subsidiary may vote. Upon consummation of the transactions contemplated hereby, Buyer shall own 100% of the capital stock and rights to acquire capital stock of the Company.

          (e) Equity Interests. Except as set forth in Schedule 4(e) of the Disclosure Schedule and except for the Subsidiaries, the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person and neither the Company nor any of the Subsidiaries is a member of or participant in any partnership, joint venture or similar person.

          (f) Financial Statements. Schedule 4(f) of the Disclosure
Schedule includes the audited consolidated balance sheets of the Company and Subsidiaries as of December 31, 1996 and December 31, 1997, the audited consolidated statements of income and cash flows of the Company and Subsidiaries for the years ended December 31, 1996 and December 31, 1997, the unaudited consolidated balance sheet of the Company and Subsidiaries as of June 30, 1998 (the "June 30 Balance Sheet") and the unaudited consolidated statement of income and cash flows of the Company and the Subsidiaries for the quarter ended June 30, 1998 (such financial statements, together with the notes to such financial statements, collectively, the ("Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes thereto and except that in preparing the unaudited financial statements certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted). On that basis the financial statements referred to above present fairly, in all material respects, the consolidated financial position and results of operations of the Company and Subsidiaries as of the respective dates thereof and for the respective periods indicated (subject to normal year-end adjustments in the case of the unaudited quarterly financial statements). Nothing in this Section 4(f) shall be construed as relating to Taxes, which are the subject of Section 4(g).

          (g) Taxes. (i) For purposes of this Agreement, (A) "Tax" means any of the Taxes, and "Taxes" means (x) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employee payroll withholding, employment, payroll, social security, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interests and penalties relating thereto that may be imposed by the Federal government or any state, local or foreign government and (y) any liability for the payment of any amount of the type described in clause (x) as a result of the Company and/or Subsidiaries being a transferee or a member of an affiliated or combined group prior to the Closing Date, (B) "Tax Returns" means all returns, reports and forms required to be filed in respect of any Taxes, and (C) "Code" means the Internal Revenue Code of 1986, as amended.

          (ii) Except as set forth on Schedule 4(g) of the Disclosure Schedule, the Company and/or Subsidiaries have (A) timely filed or will file when due (or have filed and have paid all assessed penalties and interest), including extensions thereof, all material Tax Returns required to be filed by or with respect to the Company and/or Subsidiaries prior to the Closing Date, and all such Tax Returns are true, complete and correct in all material respects and (B) timely paid or accrued on the June 30 Balance Sheet all Taxes for all periods ending on or before June 30, 1998 and will timely pay all Taxes for all periods ending on or before the Closing Date that become due on or before the Closing Date. Except as set forth on Schedule 4(g) of the Disclosure Schedule, none of the Company or Subsidiaries is a party to any pending action or proceeding, nor, to the best knowledge of the Company or Subsidiaries, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of any Taxes, and no claim for the assessment or collection of any Taxes has been asserted against any of the Company or Subsidiaries that has not been settled with all amounts due having been paid. No material liens for Taxes exist with respect to any of the assets of the Company or the Subsidiaries.

          The Federal consolidated income tax returns of the Company and the Subsidiaries have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1995. All material deficiencies resulting from such examinations have either been paid or adequately provided for.

          (iii) Except as set forth in Schedule 4(g) of the Disclosure Schedule, (A) neither the Company nor any of the Subsidiaries has made any consent under Section 341 of the Code, (B) no property of the Company or any of the Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code and (C) neither the Company nor any of the Subsidiaries is a party to any lease made pursuant to
     Section 168(f)(8) of the Internal Revenue Code of 1954.

          (iv) Except as set forth in Schedule 4(g) of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Returns required to be filed with respect to the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not yet been filed.

          (v) Except as set forth in Schedule 4(g) of the Disclosure Schedule, none of the Sellers is a "foreign person" within the meaning of Section 1445 of the Code.

          (vi) Neither the Company nor any of the Subsidiaries is a United States real property holding company within the meaning of Section 897(c) of the Code.

          (vii) There are no outstanding powers of attorney enabling any party to represent the Company or any Subsidiary with respect to Tax matters.

          (viii) Except as set forth in Schedule 4(g) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any agreement, arrangement or practice for the sharing of Taxes, or is obligated to indemnify any other party for Taxes.

          (ix) Except as set forth in Schedule 4(g) of the Disclosure Schedule, neither the Company, any of the Subsidiaries nor any of the Sellers is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment by the Company or any Subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code to any employee of the Company or any Subsidiary.

          (x) The Company and the Subsidiaries have duly withheld and collected and paid over to the proper governmental authority, or settled or adequately reserved for on the June 30 Balance Sheet all Taxes for all taxable periods ending on or before June 30, 1998 and will duly withhold, collect and pay to the proper governmental authority or settle all Taxes for all taxable periods ending on or before the Closing Date that become due on or before the Closing Date.

          (h) Assets Other than Real Property Interests. The Company or a Subsidiary has good and valid title to all material assets reflected on the June 30 Balance Sheet or thereafter acquired, except those listed in
Schedule 4(h) of the Disclosure Schedule or those sold or otherwise disposed of since the date of the June 30 Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (i) such as are set forth in Schedule 4(h) of the Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty, (iii) Liens which secure debt that is reflected as a liability on the June 30 Balance Sheet or the existence of which is indicated in the notes thereto and (iv) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted (the Liens and imperfections of title described in clauses (ii), (iii) and (iv) above are hereinafter referred to collectively as "Permitted Liens"). This Section 4(h) does not relate to real property or interests in real property, such items being the subject of Section 4(i) or to Intellectual Property, such items being the subject of Section 4(j); however, the defined term "Permitted Liens" shall be applicable to Sections 4(i) and 4(j).

          (i) Title to Real Property. Schedule 4(i) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee by the Company and the Subsidiaries
(individually, an "Owned

Property"). Schedule 4(i) of the Disclosure Schedule also sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries (individually, a "Leased Property"). The Company or a Subsidiary has (i) good and insurable fee title to all Owned Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all Liens except (A) such as are set forth in Schedule 4(i) of the Disclosure Schedule, (B) leases, subleases and similar agreements set forth in
Schedule 4(i) of the Disclosure Schedule, (C) Permitted Liens, (D) easements, covenants, rights-of-way and other similar restrictions of record, (E) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to Closing and
(F) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or a Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights- of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted.

          (j) Intellectual Property. Schedule 4(j) of the Disclosure Schedule sets forth a true and complete list of all material patents, patent rights, trademarks and trademark rights (registered or unregistered), service marks and service mark rights (registered or unregistered), and applications therefor (collectively, "Intellectual Property"), owned, used, filed or registered by or licensed to the Company or any of the Subsidiaries. Schedule 4(j) of the Disclosure Schedule sets forth (A) the owner of each listed item of Intellectual Property and (B) if the listed item of Intellectual Property is registered or filed with a Governmental Entity, the countries in which each such listed item was issued or was applied for and with respect to such listed items that are registered trademarks or trademark applications, all registration and application numbers. Except as set forth in Schedule 4(j) of the Disclosure Schedule, the Company or one of the Subsidiaries owns, and the Company and the Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in Schedule 4(j) of the Disclosure Schedule and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

          Except as set forth in Schedule 4(j) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has granted any material options, licenses, sublicenses or agreements of any kind relating to Intellectual Property listed in Schedule 4(j) of the Disclosure Schedule or the marketing or distribution thereof, except nonexclusive licenses to end-users in the ordinary course of business. Except as set forth in
Schedule 4(j) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is bound by or a party to any material options, licenses, sublicenses or agreements of any kind relating to the Intellectual Property of any other person, except for agreements relating to computer software licensed by or to the Company or any Subsidiary in the ordinary course of business. Subject to the rights of third parties set forth in Schedule 4(j) of the Disclosure Schedule and except for Permitted Liens, all Intellectual Property listed in Schedule 4(j) of the Disclosure Schedule is free and clear of all Liens. Except as set forth in Schedule 4(j) of the Disclosure Schedule, to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Schedule 4(j) of the Disclosure Schedule, (i) as of the date of this Agreement, no claims are pending against the Company or any Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and (ii) as of the date of this Agreement, the Company and the Subsidiaries have not received any written communications alleging that the Company or any Subsidiary has violated any rights relating to the Intellectual Property of any person other than any such violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (k) Contracts. Except as set forth in Schedule 4(k) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any:

          (i) employment agreement or employment contract that has an aggregate future liability in excess of $200,000 and is not terminable by the Company or a Subsidiary by notice of not more than 90 days for a cost of less than $200,000;

          (ii) employee collective bargaining agreement or other contract with any labor union;

          (iii) covenant of the Company or a Subsidiary not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or develop ment, construction, operating or similar agreement and other than exclusivity arrangements with respect to territories and/or products with distributors, dealers, sales or manufacturers' representatives, customers or other persons with similar relationships with the Company or such Subsidiary) that materially impairs the operation of the business of the Company and its Subsidiaries as presently conducted;

          (iv) agreement (other than this Agreement), contract or other arrangement with (A) any Seller or any affiliate of such Seller (other than the Company or a Subsidiary) or (B) any officer, director or employee of the Company, a Subsidiary, any Seller or any affiliate of such Seller (other than employment agreements covered by clause (i) above), except in any case, for agreements, contracts or other arrangements that will terminate at or prior to the Closing;

          (v) lease, sublease or similar agreement with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Company Property or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary;

          (vi) lease or similar agreement with any person under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sub lessor of, or makes available for use by any person, any tangible personal property owned or leased by the

     Company or a Subsidiary, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $200,000 and is not terminable by the Company or a Subsidiary by notice of not more than 90 days for a cost of less than $200,000;

          (vii) material license, option or other agreement relating in whole or in part to the Intellectual Property listed in Schedule 4(j) of the Disclosure Schedule (including any license or other agreement under which the Company or a Subsidiary is licensee or licensor of any such Intellectual Property);

          (viii) agreement, contract or other instrument under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company or a Subsidiary);

          (ix) agreement, contract or other instrument under which (A) any person (including the Company or a Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business) in any such case which, individually, is in excess of $200,000;

          (x) agreement, contract or other instrument under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Subsidiary) in any such case which, individually, is in excess of $200,000;

          (xi) material mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any Company Property other than Permitted Liens; or

          (xii) other agreement, contract, lease, license, commitment or instrument (other than customer's contracts) to which the Company or any Subsidiary is a party or by or to which it or any of its assets or business is bound or subject to any person (other than the Company or a Subsidiary) involving aggregate payments in excess of $200,000 and is not terminable by the Company or a Subsidiary by notice of not more than 90 days for a cost of less than $200,000.

Except as set forth in Schedule 4(k) of the Disclosure Schedule, to the knowledge of the Company, all agreements, contracts, leases, licenses, commitments or instruments of the Company or any Subsidiary listed in
Schedule 4(k) of the Disclosure Schedule (collectively, the "Contracts") are valid, binding and in full force and effect. Except as set forth in
Schedule 4(k) of the Disclosure Schedule, the Company and the Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          (l) Litigation. Schedule 4(l) of the Disclosure Schedule sets forth a list as of the date of this Agreement, of all pending and, to the knowledge of the Company, threatened since January 1, 1996, actions, suits, proceedings or claims against the Company or any Subsidiary or any of their respective properties, assets, operations or businesses and which (i) relate to or involve uninsured amounts of more than $100,000, (ii) seek any material injunctive relief or (iii) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. To the knowledge of the Company, neither the Company nor any Subsidiary is a party or subject to or in default under any material Order applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Schedule 4(l) of the Disclosure Schedule, to the knowledge of the Company, there are no pending or threatened investigations of the Company or a Subsidiary by any Governmental Entity, other than such investigations that, if resulting in entry of any Order, would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (m) Insurance. The insurance policies owned and maintained by the Company or any Subsidiary which are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments or other payments that may be required under the relevant policy that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation.

          (n) Benefit Plans. (i) Schedule 4(n) of the Disclosure Schedule identifies each significant employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plan, fund, program, policy, contract or arrangement providing employee benefits maintained or contributed to by the Company or any Subsidiary in which any employees or former employees of the Company or any Subsidiary participates or under which any of them has accrued and remains entitled to any benefits (all such plans, funds, programs, policies, contracts and arrangements, other than any such plan that is a "multiemployer plan" described in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), being referred to as the "Plans"). The Company has made available to Buyer copies of all written Plans.

          (ii) Neither the Company nor any Subsidiary would be liable for any amount pursuant to Section 4062, 4063 or 4064 of ERISA if any Plan which is subject to Title IV of ERISA (a "Title IV Plan") were to terminate as of the date hereof. Neither the Company nor any Subsidiary has been involved in any transaction that will cause the Company or any such Subsidiary to be subject to liability with respect to a Title IV Plan or any other plan subject to Title IV of ERISA to which the Company or any Subsidiary contributed or was obligated to contribute during the six year period ending on the Closing Date under
     Section 4062 or 4069 of ERISA. Neither the Company nor any Subsidiary has incurred any liability under Title IV of ERISA which may become or remain a liability of the Company or any Subsidiary or Buyer after the Closing Date.

          (iii) Except as set forth in Schedule 4(n) of the Disclosure Schedule, (A) all contributions to the Plans that may have been required to be made in accordance with Section 302 of ERISA or Section 412 of the Code have been timely made, (B) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Plan and (C) no Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year.

          (iv) Except as set forth in Schedule 4(n) of the Disclosure Schedule, each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened.

          (v) None of the Company, any Subsidiary or, to the best knowledge of the Company, any of the Plans, any trust created thereunder or any trustee or administrator thereof, has knowingly engaged in a transaction in connection with which the Company or any Subsidiary is likely to be subject to either a liability or a civil penalty assessed pursuant to Sections 409 or 502(i) or (1) of ERISA or a tax imposed pursuant to Section 4975 of the Code. Each of the Plans has been operated and administered in all respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no pending or, to the best knowledge of the Company, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          (vi) No condition exists and no event has occurred with respect to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) with respect to which the Company or any Subsidiary is obligated to make contributions pursuant to a collective bargaining agreement that presents a material risk of a complete or partial withdrawal under Subtitle E of Title IV of ERISA, nor has the Company or any Subsidiary been notified that any such multiemployer plan is insolvent or in reorganization within the meaning of Section 4241 of ERISA. Except as set forth in Schedule 4(n) of the Disclosure Schedule, neither the Company nor any Subsidiary is obligated to contribute, on behalf of any current or former employee of the Company, to a multiemployer plan.

          (o) Absence of Changes or Events. (i) Except as set forth in
     Schedule 4(o) of the Disclosure Schedule, since June 30, 1998, there has not been any material adverse change in the business, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, other than changes relating to United States or foreign economies in general or the Company's and the Subsidiaries' industries in general and not specifically relating to the Company or a Subsidiary. Buyer acknowledges that there may have been disruption to the Company's and the Subsidiaries' business as a result of the marketing of the Company by Sellers to potential buyers (and there may be disruption to the Company's and the Subsidiaries' business as a result of the execution of this Agreement, the public announcement thereof and the consummation of the transactions contemplated hereby), and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 4(o). Except as set forth in Schedule 4(o) of the Disclosure Schedule, from June 30, 1998 to the date of this Agreement, the Company has caused its business and the business of the Subsidiaries to be conducted in the ordinary course and in substantially the same manner as previously conducted.

          (ii) From June 30, 1998 to the date of this Agreement, except as set forth in Schedule 4(o) of the Disclosure Schedule, there has not occurred with respect to the Company and/or Subsidiaries, any event of the type set forth in Sections 6(b)(ii), (iii), (iv), (v), (vi),
     (vii), (viii), (ix), (x), (xi) and (xii).

          (p) Compliance with Applicable Laws. (i) Except as set forth in
     Schedule 4(p) of the Disclosure Schedule, the Company and the Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), including those relating to occupational health and safety except for instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Schedule 4(p) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written communication since the date of this Agreement from a Governmental Entity that alleges that the Company or any Subsidiary is not in compliance in any material respect with any Applicable Laws except where such noncompliance, individually or in the aggregate, would not have a Company Material Adverse Effect. This Section 4(p)(i) does not relate to matters with respect to environmental matters, which are the subject of Section 4(p)(ii), ERISA or Benefit Plans, which are the subject of Section 4(n), employee and labor matters, which are the subject of Section 4(q) or Taxes, which are the subject of Section 4(g).

          (ii) Except as set forth in Schedule 4(p)(ii) of the Disclosure Schedule, (A) neither the Company nor any of the Subsidiaries has received any written communication from a Governmental Entity or any prior owner, the substance of which has not been resolved, that alleges that the Company or any Subsidiary is not in compliance in any material respect with Environmental Laws (as defined below), (B) the Company and the Subsidiaries hold, and are in compliance with, all permits, licenses, approvals, registrations and governmental authorizations required for the Company and the Subsidiaries to conduct their respective businesses under Environmental Laws ("Environmental Permits"), and are in compliance with Environmental Laws, including having made all notifications and filings required under applicable environmental property transfer laws, except for any failure to obtain Environmental Permits or noncompliance with Environmental Laws that would not have a Company Material Adverse Effect, (C) the Company and Subsidiaries have not transported, generated, stored or disposed of or arranged for disposal of Hazardous Material in violation of Environmental Law, except to the extent that any such violations, individually or in the aggregate, would not have a Company Material Adverse Effect, and (D) no liens under Environmental Laws currently in effect exist with respect to the Company Properties.

          (I) "Environmental Law" means any and all Federal, state, local or municipal written and published laws, rules, orders, regulations, statutes, ordinances or codes of any governmental authority regulating or imposing standards of liability or standards of conduct (including common laws) concerning air, water, solid waste, Hazardous Materials, noise, natural resource protection and inland wetlands and watercourses.

          (II) "Hazardous Materials" means any petroleum, petroleum products, fuel oil, waste oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, infectious materials, pollutants, toxic pollutants, herbicides, fungicides, rodenticides, insecticides, contaminant or pesticides and including any other element, compound, mixture, solution or substance regulated pursuant to any Environmental Law.

          (III) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping, or as otherwise defined under Environmental Laws. This term shall be interpreted to include both the noun form and the verb form, present, past and future tense, as appropriate.

          (q) Employee and Labor Matters. Except as set forth in Schedule 4(q) of the Disclosure Schedule, (i) there is, and since January 1, 1997, there has been, no labor strike, work stoppage or lockout pending against the Company or any Subsidiary, (ii) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending, or, to the knowledge of the Company, threatened, before the National Labor Relations Board, (iii) no employee of the Company or the Subsidiaries is, or has been within the last five years, subject to any collective bargaining agreement, and (iv) there are no pending, or, to the knowledge of the Company, threatened, union grievances against the Company or any Subsidiary as to which there is a reasonable probability of adverse determination and that, if so determined, individually or in the aggregate, would have a Company Material Adverse Effect.

          (r) Certain Business Relationships with the Company. Except as set forth in Schedule 4(s) of the Disclosure Schedule, none of the Sellers own any asset, tangible or intangible, which is used in the businesses of the Company or Subsidiaries.

          (s) No Undisclosed Liabilities. The Company and Subsidiaries have no liabilities or obligations, whether accrued, absolute, contingent or otherwise, of a nature required by US GAAP to be reflected on a consolidated balance sheet of the business of the Company and the Subsidiaries or in the notes thereto except (i) to the extent disclosed, reflected or reserved for on the June 30 Balance Sheet or as disclosed in GCC's Form 10-K dated

December 31, 1997 or in any document publicly filed by GCC with the Securities and Exchange Commission since December 31, 1997, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the June 30, 1998 Balance Sheet and not in violation of this Agreement, (iii) disclosed in Schedule 4(s) of the Disclosure Schedule, (iv) liabilities or obligations incurred in connection with this Agreement, (v) where they constitute commitments under contracts entered into in the ordinary course of business, or (vi) liabilities or obligations which could not reasonably be expected to have a Material Adverse Effect. This representation shall not be deemed breached as a result of a change in law or US GAAP after the date hereof.

          (t) Prepayment Penalty. Except as set forth in Schedule 4(t) of the Disclosure Schedule, there are no prepayment penalties payable in respect of the debt instruments described in clauses (A) through (C) of the definition of "Long Term Debt" if such debt is prepaid on the Closing Date.

          5. Representations and Warranties of Sellers. Each Seller severally hereby represents and warrants to Buyer (as to such Seller only) as follows:

          (a) Execution. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Seller under any provision of (i) the governing instruments (if any) of such Seller, (ii) except as set forth in Schedule 5(b) of the Disclosure Schedule, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which such Seller is a party or (iii) any Law or Order applicable to such Seller, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

          (c) The Shares. Such Seller, directly or indirectly, has good and valid title to the Shares to be sold by such Seller hereunder as set forth in Schedule 5(c) of the Disclosure Schedule, free and clear of any Liens, except as described in Schedule 5(c) of the Disclosure Schedule. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing such Shares, duly endorsed by such Seller for transfer to Buyer, and upon such Seller's receipt of the consideration to be received pursuant to
Section 2, good and valid title to such Shares will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its affiliates.

          (d) Foreign Persons. Except for any Seller listed in clause (v) of Schedule 4(g) of the Disclosure Schedule, such Seller is not a foreign person within the meaning of Section 1445 of the Code.

          6. Covenants of the Company. The Company covenants and agrees as follows:

          (a) Access. Prior to the Closing, the Company shall, and shall cause each Subsidiary to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and each Subsidiary; provided, however, that such access does not unreasonably disrupt the normal operations of the Company or any Subsidiary. Nothing set forth herein shall obligate any employee of the Company or any Subsidiary to provide any information regarding the Company or any Subsidiary in any other format or otherwise to manipulate or reconfigure any data regarding the Company's or any Subsidiary's business, business prospects, assets, financial performance or condition or operations. Nothing set forth in this Agreement shall require any of the Company or any of its Subsidiaries or the Sellers to provide Buyer with access to or copies of (i) any information which must be maintained as confidential in accordance with the terms of a written agreement with a third party or (ii) sensitive customer information or pricing lists which in the Company's business judgment should not be provided to Buyer until the transactions contemplated hereby have been consummated in order to avoid any adverse effect on the

Company's or any Subsidiary's business, assets or financial condition.

          (b) Ordinary Conduct. Except as set forth in Schedule 6(b) of the Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, the business of the Company and the Subsidiaries shall be conducted in the ordinary course in substantially the same manner as presently conducted and the Company shall make reasonable efforts consistent with past practices to preserve existing material relationships with customers, suppliers and others with whom the Company or any Subsidiary deals. Except as set forth in Schedule 6(b) of the Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, neither the Company nor any Subsidiary shall do any of the following without the prior written consent of Buyer:

          (i) amend its Articles of Incorporation or By- laws, or comparable governing instruments;

          (ii) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) dividends and distributions may continue to be made by the Subsidiaries to the Company, and from one wholly owned Subsidiary to another wholly owned Subsidiary and (B) paid-in-kind stock dividends with respect to the Preferred Shares may continue to be paid by the Company;

          (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon redemption of outstanding Preferred Shares in accordance with Section 6(c) or the exercise of Options in accordance with their present terms or in accordance with
     Section 6(d)) or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

          (iv) adopt or amend in any material respect any Plan or collective bargaining agreement, except as required by law;

          (v) grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements;

          (vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than borrowings under the Company's Credit Facility and other than in the ordinary course of business consistent with past practice;

          (vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value other than in the ordinary course of business;

          (viii) except for dividends and distributions permitted under clause (ii) above and except for intercompany transactions in the ordinary course of business and payments pursuant to existing agreements, including payments made to Bessemer, Bessemer Partners & Co. or any of their respective affiliates pursuant to the Management Advisory Services Agreement dated September 28, 1995, between the Company and Bessemer Partners & Co., in consideration for services connected with the management of certain of the Company's employee benefit plans and for providing general corporate, financial and administrative advice, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Seller or any of its affiliates other than the Company and the Subsidiaries;

          (ix) make any change in any method of accounting or accounting practice or policy other than those required by US GAAP;

          (x) merge or consolidate with any other person, or acquire a substantial portion of the assets of any other person or otherwise acquire any assets, other than (A) raw materials, inventory and supplies in the ordinary course of business consistent with past practice and (B) capital expenditures allowed under clause (xi), which, in any event, are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole;

          (xi) make or incur any capital expenditures that are not currently approved in writing or budgeted and which exceed $750,000 individually or $1,500,000 in the aggregate, except in the ordinary course of business;

          (xii) sell, lease or otherwise dispose of any of its assets except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, (B) dispositions of obsolete or worthless assets or (C) sales of assets (other than sales permitted pursuant to clauses (A) and (B) above) not in excess of $1,000,000 in the aggregate;

          (xiii) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business;

          (xiv) offer to sell, solicit any offer to purchase or engage in any negotiations relating to the purchase of the Company's or Subsidiaries' shares of capital stock or assets (other than (A) the transactions contemplated by this Agreement, (B) the sale of inventory in the ordinary course of business, (C) any sale, transfer or other disposition in the ordinary course of business of assets that are not material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole, (D) any acquisition of securities of Seller under any stock repurchase programs announced prior to the date of this Agreement and (E) exercises of Options under any Option Agreement or other options for securities of Seller under any Plan) by any person or entity other than Buyer;

          (xv) make any election regarding Taxes or compromise or settle any material claim regarding any Tax liability; provided, however, that Buyer shall not unreasonably withhold consent to any such election, compromise or settlement;

          (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than the payment, discharge or satisfaction of any such claim, liability or obligation, in the ordinary course of business and consistent with past practice and other than the payment, discharge or satisfaction of any claim, liability or obligation reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

          (xvii) agree, whether in writing or otherwise, to do any of the foregoing.

From June 30, 1998 to the Closing, neither the Company nor any Subsidiary shall, without the prior written consent of

Buyer, make any principal payment in respect of any Long- Term Debt described in clauses (A) through (C) of the definition of "Long-Term Debt", except for (A) any mandatory repayment of any Term Loan under the Credit Facility or (B) any repayment of any Revolving Loan or Swingline Loan under the Credit Facility; provided that the aggregate amount of Swingline Loans and Revolving Loans outstanding on the Closing Date shall not be less than an amount equal to the aggregate amount of Swingline Loans and Revolving Loans outstanding on June 30, 1998 less $2.75 million.

          (c) Redemption of Preferred Stock. As of the time of the Closing, the Company shall call for redemption all outstanding Preferred Shares and, in accordance with its Articles of Incorporation, as amended, effect such redemption at the liquidation preference per share specified therein (the "Per Share Redemption Price") at the Closing.

          (d) Options. The Company shall provide, and pursuant to the terms of the applicable agreements relating to the Options between the holders of the Options and the Company (the "Option Agreements"), shall cause such holders to agree that:

          (i) immediately prior to the Closing, each outstanding Option, whether or not then exercisable or vested, shall become fully exercisable and vested;

          (ii) immediately prior to the Closing, each Option that is then outstanding shall be canceled; and

          (iii) in consideration of such cancelation, the Company, at the Closing, shall pay to Bessemer, on behalf of each such holder, an amount in respect thereof equal to:

          (A) in the case of Common Stock Options, the product of (1) the excess, if any, of the Per Share Purchase Price over the exercise price specified in the related Option Agreement multiplied by (2) the aggregate number of shares of the Company's Common Stock subject thereto (the "Common Stock Option Amount"), net of applicable withholding taxes;

          (B) in the case of Preferred Share Options, the sum of (1) the product of (a) the excess, if any, of the Per Share Redemption Price over the exercise price specified in the related Option Agreement multiplied by (b) the aggregate number of the Company's Preferred

     Shares subject thereto, plus (2) the product of (a) the aggregate number of additional shares of Preferred Shares that would have been issued as dividends in respect of the shares of Preferred Shares underlying such Option, had the holder exercised such Option as of the grant date and held such shares of Preferred Shares received from the grant date through the date of cancelation of such Option (the "Additional Preferred Shares") multiplied by (b) the Per Share Redemption Price (the "Preferred Share Option Amount"), net of applicable withholding taxes;

          (C) in the case of Common Stock Rollover Options, the product of
     (1) the product of (a) the aggregate number of shares of the Company's Common Stock subject thereto multiplied by (b) a fraction (the numerator of which is $10 minus the per share exercise price specified in the related Option Agreement, and the denominator of which is $10) multiplied by (2) the Per Share Purchase Price (the "Common Stock Rollover Option Amount"), net of applicable withholding taxes; and

          (D) in the case of Preferred Share Rollover Options, the sum of
     (1) the product of (a) the product of (i) the aggregate number of shares of the Company's Preferred Shares subject thereto (excluding any Additional Preferred Shares) multiplied by (ii) a fraction (the numerator of which is $100 minus the per share exercise price specified in the related Option Agreement, and the denominator of which is $100) multiplied by (b) the Per Share Redemption Price plus
     (2) the product of (a) the Additional Preferred Shares multiplied by
     (b) the Per Share Redemption Price (the "Preferred Share Rollover Option Amount"), net of applicable withholding taxes.

          All Option Agreements shall terminate as of the Closing Date and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be deleted as of the Closing Date.

          (e) Resignations of Directors. The Company shall obtain the resignations, effective as of the Closing, of all the directors of the Company and each Subsidiary, except for such persons as shall have been designated in writing at least two business days prior to the Closing by the Buyer to the Company.

          (f) Bring-Along Rights. The Company shall exercise its right under Section 3.02 of the Stockholders

Agreement to cause each Seller to sell its Shares to Buyer on the terms and subject to the conditions set forth in this Agreement.

          7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

          (a) Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          (b) No Conflicts; Consents. (i) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer or any subsidiary of Buyer under, any provision of (A) the Certificate of Incorporation or By-laws of Buyer or the comparable governing instruments of any subsidiary of Buyer, (B) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties or assets are bound or (C) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and perform all its obligations hereunder (a "Buyer Material Adverse Effect").

          (ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) compliance with and filings and notifications under applicable environmental laws and (iii) those that may be required solely by reason of Sellers' (as opposed to any other third party's) participation in the transactions contemplated hereby.

          (c) Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribu tion thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

          (d) Actions and Proceedings, etc. There are no (i) outstanding Orders against Buyer or any of its affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates or (iii) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its affiliates, and which, in the case of each of clauses (i),
(ii) and (iii), have or could have a Buyer Material Adverse Effect.

          (e) Availability of Funds. Buyer will have on the Closing Date cash available to enable it to consummate the transactions contemplated by this Agreement.

          8. Covenants of Buyer. Buyer covenants and agrees as follows:

          (a) Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Buyer and the Company (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Buyer also acknowledges that the Sellers have no obligation or liability of any kind whatsoever to Buyer or any other person by virtue of the Confidentiality Agreement.

Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Subsidiaries; provided that Buyer acknowledges that any and all other information provided to it by the Company or Sellers, or the Company's or Sellers' representatives concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (b) No Additional Representations. Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies and other properties and assets of the Company and the Subsidiaries which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the partners, officers and employees of Sellers, the Company and the Subsidiaries to discuss the businesses and assets of the Company and the Subsidiaries. Buyer acknowledges that none of Sellers, the Company, any Subsidiary or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Disclosure Schedule and there are no other representations or warranties made by Sellers, the Company, any Subsidiary or any other person with respect to the transactions contemplated by this Agreement, and none of Sellers, the Company, any Subsidiary or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Confidential Offering Memorandum prepared by Morgan Stanley & Co. Incorporated and Chase Securities Inc. and any information, documents or material made available to Buyer by Sellers, the Company, any Subsidiary or their partners, directors, officers, employees, agents or advisors in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

          (c) Nonobstruction. Buyer shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Section 3(b) not being satisfied.

          (d) Supplemental Disclosure. Buyer shall promptly notify Sellers of, and furnish each Seller any information such Seller may reasonably request with respect to, the occurrence to Buyer's knowledge of any event or condition or the existence to Buyer's knowledge of any fact that would cause any of the conditions to Sellers' obligations to consummate the purchase and sale of the Shares not to be fulfilled.

          (e) Payment of Certain Taxes. Sellers and Buyer shall share equally all transfer, documentary, sales, use, registration and other such taxes (including, but not limited to, all applicable real estate transfer or gains taxes) and fees (including any penalties, interest and additions to such taxes) incurred in connection with this Agreement and the transactions contemplated hereby (other than stock transfer taxes), and Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. Sellers shall pay any stock transfer taxes due as a result of the sale of the Shares.

          (f) Redemption of Preferred Stock. In connection with the Closing, Buyer shall provide to the Company all funds necessary to effect the redemption of the Preferred Shares contemplated by Section 6(c) including, without limitation, funds necessary to pay, in cash, the liquidation preference thereof and all accrued and unpaid dividends thereon to the Closing Date. Buyer shall cause the Company to pay to Bessemer, on behalf of the holders of the Preferred Shares, at the Closing, the amounts payable as a result of such redemption. The amount to be paid to Bessemer, on behalf of such holders, pursuant to this Section 8(f) shall be paid on the Closing Date by wire transfer to such account in immediately available funds as provided in Section 2(a)(ii)(F).

          (g) Option Payments. In connection with the Closing, Buyer shall provide to the Company all funds necessary to effect the cancelation of the Options contemplated by Section 6(d) including, without limitation, funds necessary to pay the aggregate consideration to be paid to all holders of Options pursuant to Sections 6(d)(iii)(A) through (D). Buyer shall cause the Company to pay to Bessemer, on behalf of the holders of Options, at the Closing, the amounts payable as provided in Section 6(d). The amount to be paid to Bessemer, on behalf of the holders of Options, pursuant to this
Section 8(g) shall be paid on the Closing Date by wire transfer to such account in immediately available funds as provided in Section 2(a)(ii)(D).

          (h) Certain Company Indebtedness. Buyer acknowledges and agrees that (i) unless the holders of the 12% Notes (as defined in Section 18(b)(vii) agree to waive or amend the terms of their 12% Notes prior to the Closing Date, upon consummation of the transactions contemplated by this Agreement, such holders will obtain the right to cause the Company to repurchase their 12% Notes; (ii) neither the Company nor the Sellers has sought or is required to seek such a waiver or amendment; and (iii) accordingly, the Company may be required to repurchase all or part of the 12% Notes following the Closing pursuant to the terms thereof. Buyer also acknowledges and agrees that (i) unless banks party to each of the Credit Facility and the GC Spain Credit Facility agree to waive or amend the Credit Facility and the GC Spain Credit Facility, respectively, prior to the Closing Date, the consummation of the transactions contemplated by this Agreement will result in (A) the Credit Facility, the GC Spain Credit Facility or both becoming immediately due and payable and (B) breaches by the Company of certain covenants under the Credit Facility, the GC Spain Credit Facility or both, which, if continued unremedied for a period of at least 30 days after notice to the Company, could result in the Credit Facility, the GC Spain Credit Facility or both, becoming immediately due and payable, which in turn would trigger a default under the 12% Notes, which, if continued for 30 days after notice thereof to GCC, could trigger an acceleration of the 12% Notes; (ii) neither the Company nor the Sellers has sought or is required to seek such a waiver or amendment as a condition to the Buyer's obligation to consummate the transaction contemplated hereby; and (iii) Buyer shall either (x) provide GCC with funds necessary for GCC to repay, and cause GCC to repay, in full the Credit Facility and the GC Spain Credit Facility upon the consummation of the transactions contemplated by this Agreement or (y) obtain a waiver of any breaches of the provisions of the Credit Facility and the GC Spain Credit Facility that occur or with the passage of time or notice or both will occur as a result of the consummation of the transactions contemplated by this Agreement and a waiver of the applicability of any change of control provisions of the Credit Facility and the GC Spain Credit Facility.

          9. Mutual Covenants. Each of the parties covenants and agrees as follows:

          (a) Consents. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed in Schedule 4(k) of the Disclosure Schedule and that such consents and waivers have not been obtained. Buyer agrees that none of the Company or Sellers shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Company or Sellers contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination. Prior to the Closing, the Company, the Subsidiaries and Sellers shall use commercially reasonable efforts to obtain any such consents and waivers; provided, however, that such efforts shall not include any requirement of Sellers or any of their respective affiliates (including the Company and the Subsidiaries) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

          (b) Post-Closing Access. After the Closing, upon reasonable written notice, Buyer on the one hand, and Sellers, on the other hand, shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse any other party for reasonable out-of-pocket costs and expenses incurred in assisting such party pursuant to this Section 9(b). No party shall be required by this Section 9(b) to take any action that would unreasonably interfere with the conduct of its business, or, in the case of certain of the Sellers, their personal affairs or unreasonably disrupt the normal operations of the Company, the Subsidiaries or Buyer.

          (c) Publicity. The Company, Sellers and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          (d) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Section 9(a)), each party shall use its reasonable best efforts to cause the Closing to occur.

          (e) Antitrust Notification. Bessemer and Buyer shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Each of Bessemer, the Company and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Bessemer and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Bessemer, the Company and Buyer shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares. Buyer shall be solely responsible for any filing fees payable by Buyer under the HSR Act.

          10. Further Assurances. From time to time, as and when requested by a party hereto of another party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Section 9(a)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          11. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or trans ferable by any party hereto (including by operation of law in connection with a merger, or sale of substantially all the assets, of any party hereto) without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its right to purchase the Shares hereunder to a majority owned subsidiary of Tyco without the prior written consent of Sellers; provided that Buyer remains the primary obligor for Buyer's obligations hereunder. Any attempted assignment in violation of this Section 11 shall be void.

          12. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          13. Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby aban doned at any time prior to the Closing Date:

          (i) by mutual written consent of Bessemer, on behalf of the Sellers, and Buyer;

          (ii) by Bessemer, on behalf of the Sellers, if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Sellers;

          (iii) by Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

          (iv) by Bessemer, on behalf of the Sellers, or Buyer, if the Closing does not occur on or prior to February 28, 1999;

provided, however, that the party seeking termination pursuant to clause
(ii), (iii) or (iv) is not in breach in any material respect of any of its material representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Bessemer, on behalf of the Sellers, or Buyer pursuant to this Section 13, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Buyer shall return all documents and other material (including all copies thereof, whether maintained in hard copy, on computer disk or on computer hard drive) received from the Company, any Subsidiary or Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Bessemer;

          (ii) all confidential information received by Buyer with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 13, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 8(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 15 relating to certain expenses, (iii) Section 9(c) relating to publicity,
(iv) Section 21 relating to finder's fees and broker's fees, and (v) this
Section 13. Nothing in this Section 13 shall be deemed to release any party from any liability for any wilful or intentional breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          14. Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall not survive the Closing, provided that the representation and warranty set forth in Section 5(c) shall not terminate. Following the Closing Date, the parties shall have no liability in connection with the covenants and obligations provided in any of Section 6,
Section 9(d) or Section 9(e).

          15. Expenses. (a) Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. The costs and expenses incurred with respect to the Company and its Subsidiaries, unless paid in full prior to the Closing by the Company or any Subsidiary, shall be borne pro rata by Sellers and the holders of the Options in accordance with (i) the number of Shares held by each Seller, and/or the number of Shares underlying in-the-money Options held by each Seller, as the case may be, divided by (ii) the sum of (A) the total aggregate number of all Shares held by all Sellers plus (B) the total aggregate number of all Shares underlying all in-the-money Options held by all Sellers.

          (b) A party in breach of this Agreement shall, on demand, indemnify and hold harmless any other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          16. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both Bessemer, on behalf of Sellers, and Buyer.

          17. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i) if to Buyer,

                Tyco Group S.a.r.l.
                2nd Floor
                6, Avenue Emile Reuter
                L-2420 Luxembourg

                Attention:  General Manager

with a copy to:

                Tyco International (US) Inc.
                One Tyco Park
                Exeter, NH 03833

                Attention:  General Counsel

          (ii) if to the Company,

                Graphic Holdings, Inc.
                189 Van Rensselaer Street
                Buffalo, New York 14240-1270

                Attention:  Frank M. D'Amore, Esq.
                            Vice President and General
                            Counsel

with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York 10019

                Attention:  Susan Webster, Esq.;

          (iii) if to Bessemer,

                Bessemer Holdings, L.P.
                630 Fifth Avenue
                New York, New York 10111

                Attention:  Robert J.S. Roriston
with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York 10019

                Attention:  Susan Webster, Esq.; and

          (iv) if to any other Seller to,

                Bessemer Holdings, L.P.
                630 Fifth Avenue
                New York, New York 10111

                Attention:  Robert J.S. Roriston

with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York 10019

                Attention:  Susan Webster, Esq.


          18. Interpretation; Exhibits and Schedules; Certain Definitions.
(a) Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Disclosure Schedule shall be deemed set forth for all purposes of the Disclosure Schedule to the extent relevant. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          (b) Certain Definitions.

          (i) "Common Stock Option" shall mean the right, pursuant to the Company's 1996 Stock Option Plan, to purchase one or more shares of Common Stock of the Company.

          (ii) "Common Stock Rollover Option" shall mean the right, pursuant to the Company's 1995 Nonqualified Rollover Stock Option Plan, to purchase one or more shares of Common Stock of the Company.

          (iii) "Credit Facility" shall mean the Amended and Restated Credit Agreement dated as of February 29, 1996 and amended as of May 29, 1997, among the Company, GCC, the lenders party thereto and The Chase Manhattan Bank, as Agent.

          (iv) "including" shall mean including, without limitation;

          (v) "knowledge" of the Company shall mean the knowledge after due inquiry of any executive officer or director of the Company;

          (vi) "knowledge" of Buyer shall mean the knowledge after due inquiry of any executive officer or director of Buyer;

          (vii) "Long Term Debt" shall mean an amount equal to the outstanding principal and accrued but unpaid interest as of the Closing Date (including any current portion thereof) with respect to
     (A) the Company's 12% Senior Subordinated Notes due 2005 (the "12% Notes"), (B) all outstanding amounts under the Credit Facility, (C) all outstanding amounts under the credit facility (the "GC Spain Credit Facility") for Controles Graficos Ibericos, S.A. ("GC Spain") and (D) any and all other consolidated obligations of the Company and the Subsidiaries as of the Closing that would be required under U.S. GAAP to be accounted for as indebtedness for borrowed money, other than any such item reflected on, reserved against or referred to in the June 30 Balance Sheet or included as an item set forth in any Disclosure Schedule.

          (viii) "Net Long Term Debt" shall mean Long Term Debt less the amount of cash, cash equivalents and marketable securities held by the Company and its Subsidiaries as of the Closing Date, all calculated in the same way, using the same methods as the corresponding line items in the June 30 Balance Sheet (as defined in Section 4(f)).

          (ix) "Options" shall mean, collectively, Common Stock Options, Common Stock Rollover Options, Preferred Share Options and Preferred Share Rollover Options.

          (x) "person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          (xi) "Preferred Share Option" shall mean the right, pursuant to the Company's 1996 Stock Option Plan, to purchase one or more shares of Preferred Shares of the Company.

          (xii) "Preferred Share Rollover Option" shall mean the right, pursuant to the Company's 1995 Nonqualified Rollover Stock Option Plan, to purchase one or more shares of Preferred Shares of the Company.

          (xiii) "Revolving Loan" shall have the meaning assigned to that term in the Credit Facility.

          (xiv) "Subsidiary" shall mean each person of which a majority of the voting power of the equity securities or equity interest is owned, directly or indirectly, by the Company.

          (xv) "Supplemental Payments" shall have the meaning assigned to such term in Schedule 4(k)(i) of the Disclosure Schedule.

          (xvi) "Swingline Loan" shall have the meaning assigned to that term in the Credit Facility.

          (xvii) "Term Loan" shall have the meaning assigned to that term in the Credit Facility.

          (xviii) "US GAAP" shall mean United States generally accepted accounting principles.

          (xviii) The following terms are defined in this Agreement in the Sections set forth below:


                     Term                           Section

Additional Preferred Shares                     6(d)(iii)(B)(2)(a)

Applicable Laws                                 4(p)(i)

Attorney-in-Fact                                2(b)(ii)

Bessemer                                        Preamble

Buyer                                           Preamble

                     Term                           Section

Buyer Material Adverse Effect                   7(b)(i)(C)

Closing                                         2(a)(i)

Closing Date                                    2(a)(i)

Code                                            4(g)(i)(C)

Common Stock                                    Preamble

Common Stock Option                             18(b)(i)

Common Stock Option Amount                      6(d)(iii)(A)

Common Stock Rollover Option                    18(b)(ii)

Common Stock Rollover Option Amount             6(d)(iii)(C)

Company                                         Preamble

Company Material Adverse Effect                 4(b)(i)(C)

Company Properties                              4(i)(ii)

Company Property                                4(i)(ii)

Confidentiality Agreement                       8(a)

Contracts                                       4(k)

Credit Facility                                 18(b)

Disclosure Schedule                             4(b)(i)

DOJ                                             9(e)

Environmental Law                               4(p)(ii)(D)

Environmental Permits                           4(p)(ii)(B)

ERISA                                           4(n)(i)

Financial Statements                            4(f)

FTC                                             9(e)

GCC                                             3(b)(vii)

GC Spain                                        18(b)

GC Spain Credit Facility                        18(b)

Governmental Entity                             3(a)(ii)

                     Term                           Section

Guaranty                                        Preamble

Hazardous Materials                             4(p)(ii)(D)(II)

HSR Act                                         3(a)(iii)

including                                       18(b)

indemnified party                               24(c)

Indenture                                       3(b)(vii)

Intellectual Property                           4(j)

June 30 Balance Sheet                           4(f)

knowledge (of the Buyer)                        18(b)

knowledge (of the Company)                      18(b)

Law                                             3(a)(ii)

Leased Property                                 4(i)

Lien                                            4(b)(i)

Long Term Debt                                  18(b)

Losses                                          24(a)

Net Long Term Debt                              18(b)

Nonvoting Common Stock                          Preamble

Option Agreements                               6(d)

Option Amounts                                  2(a)(ii)(C)

Options                                         18(b)

Order                                           3(a)(ii)

Other Sellers                                   Preamble

Owned Property                                  4(i)

Per Share Purchase Price                        1

Per Share Redemption Price                      6(c)

Permitted Liens                                 4(h)(iv)

person                                          18(b)

                     Term                           Section

Plans                                           4(n)(i)

Preferred Share Option                          18(b)

Preferred Share Option Amount                   6(d)(iii)(B)(2)(b)

Preferred Share Redemption Amount               2(a)(ii)(E)

Preferred Share Rollover Option                 18(b)

Preferred Share Rollover Option Amount          6(d)(iii)(D)(2)(b)

Preferred Shares                                1(b)(ii)

Principal Seller or Principal Sellers           Preamble

Purchase Price                                  1

Release                                         4(p)(ii)(D)(III)

Revolving Loan                                  18(b)

Seller or Sellers                               Preamble

Shares                                          Preamble

Stockholders Agreement                          Preamble

Subsidiary                                      18(b)

Supplemental Payments                           18(b)

Swingline Loan                                  18(b)

Tax or Taxes                                    4(g)(i)(A)

Tax Returns                                     4(g)(i)(B)

Term Loan                                       18(b)

Third Party Claim                               24(c)

Title IV Plan                                   4(n)(ii)

Tyco                                            Preamble

12% Notes                                       18(b)

US GAAP                                         18(b)


          19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be consid-

ered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to both Buyer and Bessemer, as representative for the Sellers.

          20. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

          21. Brokers. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Morgan Stanley & Co. Incorporated and Chase Securities Inc. with respect to the Company and none with respect to Buyer and (b) each party shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby, including all fees or commissions which may be payable to the firm or firms named in clause (a) with respect to such party, it being understood that the costs and expenses incurred with respect to the Company shall be borne by the Sellers and the holders of Options that are outstanding on the Closing Date on a pro rata basis in accordance with the number of Shares to be sold by each Seller hereunder and the number of shares of the Company's Common Stock subject to the Option(s) so held by each holder, as the case may be.

          22. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          23. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 23. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          24. Indemnification. (a) Each Seller severally shall indemnify Buyer, its affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party to the extent arising from any breach of representations or warranties applicable to such Seller set forth in Section 5(c).

          (b) Exclusive Remedy. Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 24.

          (c) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under Section 24(a) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within 5 business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is reasonably acceptable to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, except to the extent required in connection with the cooperation by indemnified parties pursuant to the succeeding paragraph. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (reasonably acceptable to the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

          If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnifying party completely in connection with such Third Party Claim.

          (d) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under this Section 24 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under this Section 24, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section 24, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Section 24 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined, in each case in accordance with, and subject to, the provisions of this Section 24. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          25. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          26. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                   TYCO GROUP S.A.R.L.,

                                      by /s/ Bryon Kalogerou
                                         ----------------------------
                                         Name:   Bryon Kalogerou
                                         Title:  General Manager


                                   GRAPHIC HOLDINGS, INC.,


                                      by /s/ Duane B. Hopper
                                         ----------------------------
                                         Name:  Duane B. Hopper
                                         Title: President


                                   BESSEMER HOLDINGS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                        by NORTH HAILEY CORPORATION,
                                           a principal manager,


                                           by /s/ Ward W. Woods
                                              ----------------------------
                                              Name:  Ward W. Woods
                                              Title: President


                                   BESSEC HOLDINGS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                        by NORTH HAILEY CORPORATION,
                                           a principal manager,


                                           by /s/ Ward W. Woods
                                              ----------------------------
                                              Name:  Ward W. Woods
                                              Title: President

                                   BH PARTNERS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                         by NORTH HAILEY CORPORATION,
                                            a principal manager,


                                            by /s/ Ward W. Woods
                                               ----------------------------
                                               Name:  Ward W. Woods
                                               Title: President


                                   BESSEMER HOLDINGS SPECIAL SITUATIONS,
                                   L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                         by NORTH HAILEY CORPORATION,
                                            a principal manager,


                                            by /s/ Ward W. Woods
                                               ----------------------------
                                               Name:  Ward W. Woods
                                               Title: President


                                   BTG-P PARTNERS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                         by NORTH HAILEY CORPORATION,
                                            a principal manager,


                                            by /s/ Ward W. Woods
                                               ----------------------------
                                               Name:  Ward W. Woods
                                               Title: President

                                   BNG PARTNERS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                         by NORTH HAILEY CORPORATION,
                                            a principal manager,


                                            by /s/ Ward W. Woods
                                               ----------------------------
                                               Name:  Ward W. Woods
                                               Title: President


                                   BCG PARTNERS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                         by NORTH HAILEY CORPORATION,
                                            a principal manager,


                                            by /s/ Ward W. Woods
                                               ----------------------------
                                               Name:  Ward W. Woods
                                               Title: President


                                   BGG PARTNERS, L.P.,

                                      by KYLIX HOLDINGS L.L.C.
                                         its general partner,

                                         by NORTH HAILEY CORPORATION,
                                            a principal manager,


                                            by /s/ Ward W. Woods
                                               ----------------------------
                                               Name:  Ward W. Woods
                                               Title: President

                                   BTG-C PARTNERS, L.P.


                                      by /s/ Edward Smith
                                         ----------------------------
                                         Name:  Edward Smith
                                         Title: Authorized Signatory

                                                    Exhibit A



                      Form of Opinion of
                   Cravath, Swaine & Moore


                                               [Closing Date]


                    Graphic Holdings, Inc.
   Stock Purchase Agreement dated as of September 15, 1998


Ladies and Gentlemen::

          We have acted as New York counsel to Graphic
Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Stock Purchase Agreement dated as of September 15, 1998 (the "Stock Purchase Agreement"), among Bessemer Holdings, L.P., a Delaware limited partnership, the other stockholders listed on the signature pages thereto, the Company and Tyco Group S.a.r.l., a Luxembourg corporation. This opinion is being delivered to you pursuant to Section 3(a)(viii) of the Stock Purchase Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Stock Purchase Agreement.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including (i) the Stock Purchase Agreement, (ii) the Articles of Incorporation of the Company, (iii) the By-laws of the Company and (iv) the stock records of the Company. We have also relied, with respect to certain factual matters, on certificates of officers of the Company.

          Based on the foregoing and subject to the qualifications hereinafter set forth, we are of opinion as follows:

          The authorized capital stock of the Company consists of (i) 6,000,000 shares of 15% Cumulative Redeemable Preferred Stock, $.01 par value, of which, as of the date hereof, (A) [ ] shares are issued and outstanding, and have accrued paid-in-kind dividends of [ ] shares as of the date hereof, (B) [ ] shares are issuable pursuant to the Preferred Share Options and (C) [ ] shares are issuable pursuant to the Preferred Share Rollover Options; (ii) 4,000,000 shares of Common Stock, $.01 par value, of which, as of the date hereof, (A) [ ] shares are issued and outstanding, (B) [ ] shares are issuable pursuant to the Common Stock Options and
(C) [ ] shares are issuable pursuant to the Common Stock Rollover Options; and (iii) 1,000,000 shares of Nonvoting Common Stock, $.01 par value, of which, as of the date hereof, [ ] are issued and outstanding. Except as set forth above, to our knowledge, there are no shares of capital stock or other equity securities of the Company outstanding. To our knowledge, there are not any equity securities of the Company reserved for issuance for any purpose.

          We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal law of the United States of America.

          This opinion is rendered only to the Buyer under the Stock Purchase Agreement and is solely for Buyer's benefit in connection with the above transactions. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.


                                   Very truly yours,



Tyco Group S.a.r.l.
   2nd Floor
      6, Avenue Emile Reuter
         L-2420 Luxembourg
            GERMANY

Attention:  Chief Financial Officer